[PREMIER LETTERHEAD]



                                October 15, 2004



Dear RMS Titanic, Inc. Shareholder:

         We are pleased to announce that we have completed an internal restructuring that we believe will provide us with flexibility to meet our business needs in present and future years. As a result of a reorganization, (i) RMS Titanic, Inc. ("RMST") is now the wholly owned subsidiary of Premier Exhibitions, Inc. ("Premier"), and (ii) your shares of RMST Common Stock have been exchanged for an equal number of shares of Premier Common Stock. All of the rights and benefits of RMST stock ownership will be enjoyed by you as the owner of Premier Common Stock, which will be quoted on the OTC Bulletin Board under the symbol "PXHB".

         Because the holding company formation involves a corporation with a different name, a share exchange is required. Accordingly, you need to return your shares of RMST Common Stock to American Stock Transfer and Trust Company, our transfer agent, who has been appointed to act as the Exchange Agent for this restructuring. We have advised American Stock Transfer and Trust Company to issue you the appropriate number of shares of Premier Common Stock. Please take a moment to locate your RMS Common Stock certificate and return it in the enclosed envelope to our Exchange Agent, together with the enclosed transmittal instructions, properly completed and signed.

         A new certificate representing shares of Premier Common Stock will be delivered to you as soon as possible after the receipt, acceptance and processing of the stock certificate exchange by our Exchange Agent. If you have lost your certificate, please indicate that on the letter of transmittal, and return the letter of transmittal to the Exchange Agent. A new certificate will be delivered to you as soon as possible after you have completed the necessary documents to replace your lost certificate.

         We appreciate your investment in our company. If you have any questions regarding the share exchange process, please contact the American Stock Transfer and Trust Company at (718) 921-8293.

                                         Sincerely,



                                         Arnie Geller

                              President and Chief Executive Officer